Exhibit 10.3

SECURITY AGREEMENT

This Security Agreement (“Security Agreement”) is made as of August 13, 2013 (the “Effective Date”), by and between Lucas Energy, Inc., a Nevada corporation (“LEI”) (as Maker), its principal place of business at 3555 Timmons Lane, Suite 1550, Houston, Texas, 77027; and Louise H. Rogers, an individual who resides in Tyler, Texas, as her separate property (“Rogers”).  LEI and Rogers are collectively referred to in this Security Agreement as the “Parties.”

I.	Recitals

A.                      Rogers has agreed to loan LEI the principal amount of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) under and pursuant to that certain Promissory Note dated August 13, 2013 (and as it may be subsequently renewed, extended, modified, increased, or restated) (the “Note”) by LEI payable to the order of Rogers, and that certain Letter Loan Agreement dated August 13, 2013 (and as it may be subsequently amended) (the “Letter Loan Agreement”), between LEI, as Borrower, and Rogers, as Lender, in exchange for LEI granting to Rogers a security interest in certain collateral.

B.                      LEI has requested that Rogers loan LEI the principal amount of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) under and pursuant to the Note and the Letter Loan Agreement, and LEI has agreed to grant a security interest in and has agreed to pledge certain collateral described below to Rogers as security for the repayment of the amounts owed by LEI to Rogers under the Note and for LEI’s performance of all of the terms and conditions of the Note, the Letter Loan Agreement, this Security Agreement, and the other Loan Documents.

II.	Agreements

In consideration of the above items and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree to the following terms and conditions:

A.                      Defined Terms.  The definitions set forth in this Security Agreement control.  Any capitalized terms not defined in this Security Agreement shall be governed by the Definitions in Schedule A to the Letter Loan Agreement unless the context of the usage of a term requires a different definition or unless specifically stated otherwise.  Terms not defined in this Security Agreement or in Schedule A to the Letter Loan Agreement but that are defined in the Texas Uniform Commercial Code, as amended as of the date of this Security Agreement (the “UCC”), have the meanings specified in the UCC, and the definitions specified in Article 9 of the UCC control in the case of any conflicting definitions with the UCC.  The singular number includes the plural and vice versa.  Captions of sections in this Security Agreement do not limit the terms of those sections.

Security Agreement
Rogers-Lucas Energy Loan/August 13, 2013

B.                      Collateral.  The Parties agree that the term “Collateral,” as used in and for the purposes of this Security Agreement, means the following specific assets:

1.                      all assets of LEI, including but not limited to goods, furniture, fixtures, equipment (including but not limited to machinery, furniture, fixtures, manufacturing equipment, shop equipment, office equipment, parts, and tools, wherever located), inventory, cash, accounts, accounts receivable, contract rights, letter of credit rights, commercial tort claims, chattel paper, instruments, promissory notes, deposit accounts, securities and all other investment property, and general intangibles (including but not limited to all copyrights, trademarks, service marks, patents, inventions, trade secrets, exclusive licenses, processes, systems, and goodwill), any and all after-acquired property, and any and all proceeds of any of LEI’s assets that now exist or that are subsequently acquired;

2.                      the Mortgaged Property and any and all Mortgages;

3.                      all distributions, proceeds (both cash and non-cash), insurance proceeds, monies, income, and benefits arising from, by virtue of, or payable with respect to the items of Collateral described above; and

4.                      any and all products of, accessions to, substitutions for, insurance distributions for, and cash and other proceeds of any and all of the items of Collateral described above.

C.                      Security Interest.  To secure the payment and performance of the Obligations (as that term is defined in this Security Agreement) by LEI under the Loan Documents (and any Notes or Security Documents issued pursuant to them), LEI grants to Rogers a continuing security interest (the “Security Interest”) in the Collateral.  This Security Interest is intended to extend to all products, accessions to, and cash and other proceeds of all of the items of Collateral described above.  The security interest granted under this Security Agreement, or under any other security instruments executed and delivered at any time, now or in the future, pursuant to the terms of the Loan Documents, shall secure the obligations and indebtedness described in the Loan Documents.

D.                      Perfection by Possession.  In addition to any Financing Statements that are required to be filed by Rogers or that may at her option be filed, Rogers or her designee shall have the right to maintain possession of any of the Collateral for which perfection is primarily accomplished by possession, and shall have the right to and any and all powers of attorney necessary to enforce her Security Interest in any or all of the Collateral until any and all amounts due under the Loan Documents and/or any other instrument or agreement between the Parties are paid in full and the instruments are all terminated.

III.	Representations and Covenants

A.                      Representations.  LEI represent to Rogers as follows:

 Security Agreement
Rogers-Lucas Energy Loan/August 13, 2013

1.                      LEI is the legal and beneficial owner of the Collateral;

2.                      to the best of LEI’s knowledge, no dispute, setoff, or counterclaim exists with respect to any part of the Collateral;

3.                      the Collateral is owned by LEI, free and clear of any pledge, mortgage, hypothecation, lien, charge, encumbrance, or security interest except as previously held by Rogers or as created or permitted in this Security Agreement, or that have been previously disclosed to Rogers and will be extinguished within five Business Days of the date of this Security Agreement;

4.                      no restrictions upon the transfer of any of the Collateral exist other than those clearly disclosed by LEI to Rogers in writing;

5.                      LEI has the full power, authority, and legal right to transfer its respective items of Collateral free of any encumbrances and without obtaining the consent of any other person or entity that has not already been obtained;

6.                      the execution and delivery of the Loan Documents and the performance of their terms will not result in any violation of any provision of any applicable Bylaws or Operating Agreement or violate or constitute a default under the terms of any material agreement, material indenture or other instrument, license, judgment, decree, order, law, statute, ordinance, or other governmental rule or regulation applicable to LEI or any of its respective property;

7.                      this Security Agreement is a valid assignment of and creates a valid first lien upon and security interest in the Collateral and the proceeds of the Collateral (except as expressly set forth in this Security Agreement);

8.                      LEI is organized under the laws of Nevada and its exact legal name is set forth in the opening paragraph of this Security Agreement; and

9.                      LEI does not conduct business under any names than the name under which it was organized.

The representations set forth in items 1 through 9 of this Section shall be deemed given again whenever LEI delivers additional Collateral that may be required by this Security Agreement.

B.                      Covenants.  LEI covenants to do the following:

1.                      deliver to Rogers and/or her designated agent any certificates or instruments that represent its interest in the ownership interests, if any, provided as Collateral (a “Pledged Interest”), to notify any entity represented within the Collateral that a security interest has been granted to Rogers, to obtain consent from each entity requiring consent that a security interest has been granted to Rogers, and to comply with any additional notice, consent, acknowledgement, waiver, or agreement requirements that may be set forth in the respective entity’s governing documents;

 Security Agreement
Rogers-Lucas Energy Loan/August 13, 2013

2.                      from time to time promptly execute and deliver to Rogers all other assignments, certificates, proxies, entitlement orders, supplemental writings, and financing statements, and do all other acts and things that Rogers may reasonably request in order to evidence the assignment and perfect and enforce the Security Interest granted in this Security Agreement;

3.                      promptly furnish to Rogers or her attorney or agent with any and all information or writings that Rogers or her attorney or agent may reasonably request concerning the Collateral;

4.                      promptly notify Rogers and her attorney of any claim, action, or proceeding affecting the Collateral or any part of the Collateral, and at the request of Rogers, appear in and defend, at its own expense, the action or proceeding;

5.                      notify Rogers and her attorney immediately if either of them becomes aware of the occurrence of any event, fact, or condition that could become an Event of Default under the Loan Documents (or any Note issued pursuant to the Loan Documents);

6.                      if an event of default occurs, then LEI shall promptly pay to Rogers the amount of all court costs, actual attorney’s fees, costs of collection, and expenses of litigation incurred by Rogers in enforcing the Loan Documents;

7.                      if an Event of Default occurs and continues, promptly deliver all proceeds constituting part of the Collateral to Rogers as and when first received by LEI; and

8.                      not attempt to or actually sell, assign, or transfer the Collateral (except for sales, assignments or transfers expressly permitted by Section 8(i) of the Letter Loan Agreement) or the lien created by this Security Agreement, nor create or permit to exist any other lien or security interest in, nor otherwise encumber or permit to exist any encumbrance on, any of the Collateral (except as expressly permitted by Section 8(e) of the Letter Loan Agreement), nor permit any of the Collateral to be or become subject to any financing statement, lien, attachment, execution, sequestration, or other legal or equitable process, nor any lien or encumbrance of any kind other than as permitted by this Security Agreement.

C.                      Additional Liens.  LEI expressly agrees that it must comply with all of the following provisions before it may grant an effective second or other lien on the Collateral:

1.                      Any second or other lien given on the Collateral must be made expressly subordinate to Rogers’ lien.  LEI shall ensure that the paperwork documenting the transaction with the second or other lienholder properly notifies the second and/or other lienholder of the existence of Rogers’ first lien and that the second and any other lienholder clearly acknowledges Rogers’ existence and status as first lienholder on all of the Collateral and that the subsequent lienholder’s debt and security interest is fully and completely subordinated to Rogers.

 Security Agreement
Rogers-Lucas Energy Loan/August 13, 2013

2.                      LEI shall ensure that the paperwork documenting the transaction with the second and any other lienholder clearly instructs the second and any other lienholder that it may not even attempt to collect or execute on the Collateral without first ensuring that the entire first lien balance is paid in full and all loan or credit transactions between LEI and Rogers are completely terminated and are no longer in effect.  The second and any other lienholder must be required to give notice of any default related to the subordinated lien to LEI and Rogers concurrently before the second or any other lienholder may exercise any collection efforts against the Collateral.  All paperwork related to any proposed second lien on any of the Collateral must be presented to and approved by Rogers’ attorney before LEI may enter into an agreement authorizing a second lien on the Collateral.

3.                      LEI shall defend, at its own expense, against any claims by any lienholders other than Rogers against the Collateral.

4.                      LEI shall keep Rogers’ counsel informed of the status of any second and any other lien granted by LEI and of any default or alleged default by LEI on the transaction secured in whole or in part by the second and/or other lien, and shall reimburse Rogers for any and all actual attorney’s fees, court costs, and expenses incurred by Rogers that Rogers or her counsel deemed necessary to protect the Collateral within fifteen days after the submission of an invoice for the fees or expenses to LEI by Rogers’ counsel.

5.                      LEI shall provide Rogers’ counsel with fully-executed copies of all documents related to any transaction giving any third party a second or other lien on any or all of the Collateral within three business days of the last signature date on the transaction or the date the transaction is funded, whichever is earlier.

6.                      Rogers has the express right, in her sole discretion, to refuse to allow a second or other lien to be placed on any of the Collateral securing the Note.

D.                      Perfection; Protection of Collateral; Indemnification.  LEI shall cause the execution of any instrument reasonably necessary to carry out the terms of and its Obligations under the Loan Documents and any accompanying or related Promissory Note and/or Security Document.  LEI shall cause any entity in which it has the right or power to produce an affirmative and effective act to execute guarantees, notes, and security instruments as reasonably necessary to carry out the provisions of the Loan Documents and to ensure the broadest and most effective security for Rogers for all funds loaned to LEI by Rogers.  LEI shall bear the cost of perfection of all Security Interests granted under this Security Agreement in any applicable or desirous jurisdiction as necessary to protect Rogers, and, in addition, as may be directed by Rogers or her attorney in her sole and exclusive discretion.  LEI shall be the guarantor of the perfection of Security Interests under this Security Agreement and no failure on the part of Rogers to perfect shall inure to the benefit of LEI or any assignee, holder, or trustee in bankruptcy as any failure of this type shall be deemed the fault and to the prejudice of LEI and its estate.  LEI shall execute any and all documents reasonably necessary to carry out the provisions of all of the Loan Documents and/or any Note or Security Document executed pursuant to the Loan Documents.  LEI shall pay all costs and all actual attorneys’ fees incurred by Rogers in connection with any of Rogers’ loans to LEI, the Loan Documents, the execution of any documents under it, and the perfection of any Security Interests under it within fifteen days of presentation to LEI of these charges by Rogers’ attorney.  LEI also agrees that it will use its best efforts to protect its respective items of Collateral; to prevent any loss, theft, substantial damage, destruction, sale, or encumbrance to or of any of its respective items of Collateral; and to defend against any actual or attempted levy, seizure, or attachment of or on any of its respective items of Collateral.

 Security Agreement
Rogers-Lucas Energy Loan/August 13, 2013

In the event Rogers finds it necessary to take action to protect the Collateral against the actions of third parties or against any wrongful conduct of LEI, or in the event that Rogers finds any failure by LEI to use its best efforts to protect its respective Collateral, LEI agrees that it shall indemnify Rogers for any and all actual attorney’s fees, court costs, and any and all other expenses incurred in her efforts to protect the Collateral.  LEI understands and agrees that it shall promptly ensure payment to Rogers for any and all of these expenses and shall do so, from time to time, as reasonably necessary to fund and maintain the litigation so that Rogers shall not be required to expend her own funds on this litigation while pending.  In no event shall these attorney’s fees and expenses be paid later than fifteen days after the date on which they are submitted to LEI.  Submission of fee statements by Rogers’ attorney to LEI for any provision under this Security Agreement constitutes submission to LEI.

IV.	Default

A.                      LEI will be in default of the Note, this Security Agreement, and the other Loan Documents if LEI fails in its performance of any duty imposed on it in any of the Loan Documents, or if any of the following happens (“Default” or “Event of Default”):

1.                      LEI fails to timely make any principal or interest payment on the Note (at which time default interest and late payments set forth in the Note automatically apply retroactively for that payment through the date the payment is made in full), and Rogers gives notice of this failure to LEI but does not receive the payment in full on or before the fifteenth day after the date Rogers gives LEI notice of its failure to pay as per the provisions of Section 9(a) of the Letter Loan Agreement;

2.                      LEI fails to timely make any payment of any Obligation due pursuant to this Agreement, the Note, the Security Agreement, or any of the other Loan Documents, and Rogers gives notice of this failure to LEI but does not receive the payment in full on or before the tenth day after the date Rogers gives Lucas the notice;

3.                      LEI attempts to sell or transfer or to allow a lien on any of the Collateral in violation of the Letter Loan Agreement without Rogers’ express written consent or compliance with the provisions of Section III(C) above;

Security Agreement
Rogers-Lucas Energy Loan/August 13, 2013

4.                      subject to the exceptions expressly stated in this Security Agreement, if LEI sells or transfers any Pledged Interest in a particular entity or any right to receive money held by that particular entity and the proceeds of that sale are not delivered to Rogers within five business days of the receipt of any part of the proceeds;

5.                      LEI defaults under any loan, extension of credit, security agreement, purchase or sales agreement, contractual obligation, or any agreement in favor of any creditor or person (as “default” is defined in that instrument and after giving effect to all applicable cure periods) and that default results in LEI owing, through default and/or acceleration, an amount in excess of $250,000.00, or as otherwise set forth in Section 9(g) of the Letter Loan Agreement;

6.                      LEI fails to timely comply with the Obligations (other than those Obligations specifically identified in this Section);

7.                      LEI breaches any covenant, representation, or warranty in any of the Loan Documents, and LEI does not cure that breach within the cure period, if any, set forth in the Loan Documents, and LEI agrees to give Rogers prompt notice of any breach under this provision;

8.                      LEI makes an assignment for the benefit of creditors, files for bankruptcy protection, is adjudicated insolvent, a receiver is appointed for any wholly or partially owned entity in which LEI is a member, partner, shareholder, or equitable holder of any type, or any involuntary proceeding is commenced against LEI under any bankruptcy or insolvency laws and that involuntary proceeding is not dismissed within sixty days after it is filed, or as otherwise set forth in Section 9(e) of the Letter Loan Agreement;

9.                      An order, judgment, or decree is entered by any court of competent jurisdiction or other competent authority approving a petition appointing a receiver, custodian, trustee, intervenor, or liquidator of LEI or of all or substantially all of its assets, and the order, judgment, or decree continues unstayed and in effect for a period of sixty days; or a complaint or petition is filed against LEI seeking or instituting a bankruptcy, insolvency, reorganization, rehabilitation, or receivership proceeding of LEI, and the petition or complaint has not been dismissed within thirty days after it was filed;

10.                    a final, non-appealable judgment in litigation or arbitration is entered against LEI where the total amount of the judgment, including actual damages, pre- and post-judgment interest, attorney’s fees, court costs, and/or punitive damage, exceeds $250,000.00; and/or

11.                    an Event of Default, as defined in the Letter Loan Agreement or in any of the other Loan Documents, occurs.

The terms “Default” and “Event of Default,” as used throughout this Security Agreement, shall always mean and include all of items 1 through 11 above.

Security Agreement
Rogers-Lucas Energy Loan/August 13, 2013

B.                      If an Event of Default occurs, then Rogers shall have all of the rights and remedies available to her under the law as well as all of those set forth in each of the Loan Documents.

V.	Effects of and Remedies for an Event of Default

A.                      Notice of Default.  Rogers is only required to provide LEI with notice of any Default by LEI as set forth in the Letter Loan Agreement.  However, failure by Rogers to give notice of Default payment to LEI does not relieve LEI of its obligation to make the payment or otherwise cure the Default, nor does it relieve LEI of its obligation to pay the default interest rate and late payment fee described in the Note upon the failure to timely make and principal or interest payment as provided in the Loan Documents.

B.                      Adjustments and Distributions.  If an Event of Default has occurred and continues, all payments and distributions of any nature pertaining to the Collateral shall be delivered to Rogers to be applied toward payment of the Obligations.  If any of the Collateral is converted into another type of property or if any money or other proceeds are paid or delivered to or for credit to the account of LEI as a result of that Party’s rights in the Collateral, all of that property, money, and/or other proceeds are part of the Collateral.  After an Event of Default, LEI will immediately pay and deliver all property, money, and other proceeds of Collateral that it has or has received to Rogers, and LEI shall take all other steps necessary to ensure Rogers has control over the Collateral.  In this event, and if Rogers so requests, LEI will promptly endorse or assign all other property and proceeds that are included in the Collateral to Rogers and deliver to Rogers all proceeds that require perfection by possession under the UCC and that Rogers does not already have.  If any of this property requires any additional security agreement, financing statement, or other writing to create or perfect a security interest in favor of Rogers, LEI shall promptly execute and deliver or cause to be executed and delivered to Rogers any document or instrument Rogers deems is reasonably necessary or proper for those purposes.  Rogers shall not be liable for any error, omission, or delay occurring in the settlement, collection, or payment related to the Collateral or of any property or instrument received pursuant to this Security Agreement.

C.                      Remedies.  If an Event of Default occurs and continues, in addition to any other rights and remedies that Rogers may have under the Letter Loan Agreement, this Security Agreement, under the UCC, or otherwise, Rogers may, to the extent permitted by applicable law and at her discretion, and without notice to LEI except as specifically provided, take any one or more of the following actions without liability except to account for property actually received by her, and LEI agrees that it is commercially reasonable for Rogers, in her sole discretion, to do any of the following:

1.                      receive the income, property, and other distributions related to the Collateral and hold them or apply them to the Obligations in any order selected by Rogers;

2.                      exchange any of the Collateral for other property upon a reorganization, dissolution, or other readjustment and, in connection with the exchange, deposit any of the Collateral with any committee or depository upon any terms that Rogers may determine;

Security Agreement
Rogers-Lucas Energy Loan/August 13, 2013

3.                      in her name, or in LEI’s name, demand, sue for, collect, or receive any money or property at any time payable with respect to any of the Collateral and, in connection with these efforts, endorse notes, checks, drafts, money orders, and other instruments in LEI’s name, as applicable;

4.                      apply any cash held as Collateral to the Obligations and reduce her claim to judgment or foreclose or otherwise enforce the Security Interest, in whole or in part, by any available procedure;

5.                      make any compromise or settlement deemed advisable with respect to any of the Collateral;

6.                      renew, extend, or otherwise change the terms and conditions of any of the Collateral or the Obligations;

7.                      take or release any other collateral as security for any of the Collateral or the Obligations;

8.                      add or release any guarantor, endorser, surety, or other party to any of the Collateral or the Obligations;

9.                      without demanding performance or making any other demand, advertisement, or notice of any kind (except the notice specified in the Loan Documents for the late payment of interest, and the notice specified below of public sale or private sale if required under the UCC) to or upon LEI, or upon any other person (all of which are, to the extent permitted by law, expressly waived), immediately convert the Collateral or any part of it into cash, and sell or otherwise dispose of or, if appropriate, issue entitlement orders with respect to, or deliver the Collateral or any part of it or interest in it in one or more parcels at public or private sale or sales at Rogers̓ office or elsewhere, at any price and on any terms (including, without limitation, a requirement that any purchaser of any of the Collateral purchase the Collateral for investment without any intention to make any distribution of it) that she deems best, for cash or on credit, or for future delivery without assumption of any credit risk, with any purchaser to purchase the Collateral at any sale free from any right of equity of redemption in LEI, and the right of equity of redemption is expressly waived and released by LEI;

10.                      request an appropriate court to appoint a receiver for the Collateral, or any part of it, and LEI, by its execution of this Security Agreement, consents to the appointment of a receiver; and

11.                      exercise any other rights she may have under this Security Agreement or any of the other Loan Documents, or under the UCC, or otherwise.

Security Agreement
Rogers-Lucas Energy Loan/August 13, 2013

D.                      Notification of Sale.  Reasonable notification of the time and place of any public or private sale or disposition of the Collateral shall be sent to LEI and to any other person or entity entitled under law to notice; provided that if any of the Collateral threatens to decline speedily in value or is of the type customarily sold on a recognized market, Rogers may sell, issue entitlement orders, or otherwise dispose of the Collateral without notification, advertisement, or other notice of any kind.  LEI agrees that notice sent or given not less than seven calendar days prior to the taking of the action to which the notice relates is reasonable notice for purposes of this Section.  The sale of any part of the Collateral shall not exhaust Rogers’ power of disposition of any of the remaining Collateral.  Rogers is under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, or options expressly or implicitly granted to Rogers in this Security Agreement, and Rogers is not responsible for any failure to do so or delay in so doing.

E.                      Enforcement of Rights.  LEI agrees that it is commercially reasonable for Rogers to exercise her rights related to the Collateral in any manner and in any order Rogers may determine.  Nothing contained in this Security Agreement requires Rogers to sell all or any part of the Collateral or to collect, or attempt to collect, any sum payable by reason of the Collateral before Rogers may assert liability and collect the Obligations, nor is Rogers obligated to attempt to collect the Obligations before selling all or any part of the Collateral.  Rogers may, without foreclosing on the Collateral, collect and otherwise enforce on the Collateral or any proceeds of any Collateral all amounts owing under the Loan Documents (and/or under any Note or Security Document issued pursuant to the Loan Documents) or otherwise enforce any or all of LEI’s or Rogers’ rights under the Loan Documents or in any of the Collateral and apply those collections as provided in this Security Agreement, or she may foreclose on the Collateral.  Rogers may hold funds as additional Collateral or may, at her discretion, apply them to the Obligations.  Rogers may attempt to collect from any person liable to LEI to deliver any proceeds related to the Collateral, by suit or otherwise, any sums due and to otherwise to enforce LEI’s rights regarding those proceeds.

F.                      Power of Attorney.  LEI appoints Rogers (and her successors and assigns) as its respective attorney-in-fact (without requiring her to act in that capacity), with full power of substitution, to do any act that LEI is obligated to do by this Security Agreement, including but not limited to the power to do the following: (a) endorse the name of LEI on all checks, drafts, money orders, or other instruments for the payment of monies that are payable to LEI and constitute collections of the Collateral; (b) execute in the name of LEI any schedules, assignments, instruments, documents, financing statements, applications for registration, and other papers to perfect, preserve, or enforce the Security Interest; (c) exercise all rights of LEI in its respective items of Collateral, save and except the LEI’s voting rights, which pass to Rogers only after an Event of Default has occurred and has not been timely cured by LEI; (d) make collections and execute all papers and instruments and do all other things it deems appropriate to preserve and protect the Collateral and to protect Rogers̓ interest in the Collateral; (e) release any Party liable on the Collateral and to give receipts and acquittances and compromise disputes related to the Collateral; (f) release security for any Collateral; (g) make withdrawals from deposit accounts and other accounts with any financial institution, wherever located, into which proceeds from the Collateral may have been deposited and to apply those funds to the payment of the Obligations; and (h) do all acts and things and execute all documents in the name of LEI or otherwise, that Rogers reasonably deems are necessary, proper, and convenient in connection with the preservation, perfection, and enforcement of her rights under this Security Agreement.  Rogers may use this Power of Attorney only for purposes proper under this Security Agreement, the Loan Documents, and any Notes executed pursuant to this Security Agreement for her benefit and she shall owe no other duty as agent when exercising these powers.

Security Agreement
Rogers-Lucas Energy Loan/August 13, 2013

All persons dealing with Rogers pursuant to this power of attorney shall be fully protected in treating the powers and authorities conferred by this Section as continuing in full force and effect until advised by Rogers that all Obligations are finally paid.  The powers and authority granted pursuant to this Security Agreement are made for valuable consideration, are coupled with an interest, are irrevocable and non-terminable so long as any part of the Obligations is unpaid, and until LEI has fully and finally complied with all of the Obligations.  These Powers of Attorney are durable and they shall not be affected by any act of LEI or any other person or entity or by operation of law, including, without limitation, the dissolution, death, disability, or incompetency of any person or entity.  Rogers agrees she will not exercise her powers as attorney-in-fact until an Event of Default occurs.
VI.	Miscellaneous Provisions

A.                      Notices.  All notices under or pursuant to this Security Agreement shall comply with the section entitled “Notices” set forth in the Letter Loan Agreement.

B.                      Duties of Rogers.  Rogers̓ duty regarding the Collateral at any time prior to full and final payment of all of the Obligations is solely to use reasonable care in the custody and preservation of the Collateral.  Rogers is deemed to have exercised reasonable care in the custody and preservation of the Collateral if the Collateral is accorded treatment substantially equal to that which Rogers accords her own property.  Rogers has no responsibility for ascertaining or taking action with respect to fixing or preserving rights against prior parties to the Collateral, calls, conversions, exchanges, maturities, tenders, or other matters relative to any Collateral or for informing LEI of these matters regardless of whether Rogers has or is deemed to have any knowledge of these matters.  Rogers is not required to take any steps necessary to preserve any rights in the Collateral against prior parties or to protect, perfect, preserve, or maintain any Security Interest given to secure the Collateral.  Rogers is not liable for her failure to use due diligence in the collection of the Obligations, or for her failure to give notice to LEI of default in the payment of the Obligations, or in the payment of or upon any security, whether pledged under this Security Agreement or otherwise, nor for a decline in the market value of the Collateral.

C.                      Indemnification.  LEI agrees to indemnify and to hold Rogers harmless, in the absence of Rogers’ gross negligence or willful misconduct, from and against any loss, claim, demand, or expense (including attorney’s fees) by reason of, or in any manner related to, the Collateral or the foreclosure, sale, or other disposition and subsequent ownership of any part of the Collateral, including but not limited to any claim that may arise because of any alleged breach of warranty concerning the Collateral.

D.                      Expenses.  If an Event of Default under any of the Loan Documents occurs, LEI shall promptly pay, upon demand, any and all actual attorney’s fees and out-of-pocket expenses incurred by Rogers related to the Event of Default to the extent permitted by applicable law, but in no event shall these attorney’s fees and expenses be paid later than fifteen days after the date on which they are submitted to LEI.  Additionally, LEI shall promptly pay all costs, expenses, taxes, assessments, insurance premiums, court costs, actual attorney’s fees, expenses of litigation, expenses of sales, and other similar and related expenses incurred by Rogers that relate in any way to her loans to LEI, regardless of whether they are incurred before or after the occurrence of an Event of Default or incurred in connection with the perfection, preservation, or defense of the Security Interest, or the custody, protection, collection, repossession, enforcement, or sale of the Collateral.  All of these expenses shall become part of the Obligations and shall bear interest at the Default Rate (as defined in the Letter Loan Agreement) from the date paid or incurred by Rogers or her attorney until paid by LEI.

Security Agreement
Rogers-Lucas Energy Loan/August 13, 2013

E.                      Financing Statement.  LEI authorizes Rogers to file financing statements (and, if necessary or appropriate, sign LEI’s name on financing statements to authenticate them) describing the Collateral.  Rogers shall be entitled, but not required, to file financing statements describing the assets as set forth above and to attach a copy of the Collateral description to the financing statement.  A carbon, photographic, or other reproduction of this Security Agreement or a financing statement describing the Collateral with shall be sufficient as a financing statement to the full extent permitted by applicable law.

F.                      Further Assurances.  LEI agrees to execute all other documents and instruments reasonably requested by Rogers or her attorney to effectuate the intent of this Security Agreement upon written request by Rogers or her attorney after the date of this Security Agreement.

G.                      Amendment and Written Waiver.  No waiver, modification, or alteration of any provision of this Security Agreement, nor consent to any departure from the terms of it or from the terms of any other document, shall be effective unless it is in writing and signed by LEI and Rogers, and any executed waiver shall be effective only for the specific purpose and in the specific instance set forth in that document.  Any document purporting to amend or modify this Security Agreement shall be of no force or effect unless the document expressly states that it is intended to amend or modify the Security Agreement and it is signed by Rogers and LEI.  No waiver by Rogers of any Event of Default shall be deemed to be a waiver of any other or subsequent Event of Default nor shall the waiver be deemed to be a continuing waiver.

H.                      Benefit.  This Security Agreement is binding upon and inures to the benefit of LEI as indicated and of Rogers, and their respective heirs, legal representatives, successors, and assigns, provided that neither LEI nor Rogers may assign any rights, powers, duties, or obligations under this Security Agreement without the prior written consent of the other Party.

I.                      Remedies Cumulative.  All rights and remedies of Rogers under this Security Agreement are cumulative of each other and of every other right or remedy that Rogers may otherwise have at law or in equity or under any other document for the enforcement of the Security Interest or the enforcement of any duties of LEI or any other Party liable regarding the Obligations.  The exercise by Rogers of one or more rights or remedies shall not in any way affect her right to exercise any of her other rights or remedies, or to subsequently exercise the same rights or remedies in the future.

Security Agreement
Rogers-Lucas Energy Loan/August 13, 2013

J.                      Course of Dealing.  No course of dealing between LEI and Rogers, nor any failure or delay by Rogers in exercising any of her rights, powers, or privileges under the Loan Documents shall operate as a waiver of any of Rogers’ rights, powers, or privileges; nor shall any single or partial exercise of any right, power, or privilege under the Loan Documents preclude any other or further exercise of that right, power, or privilege or the exercise of any other right, power or privilege.

K.                      Severability.  The invalidity of any one or more phrases, sentences, clauses, paragraphs, or sections of this Security Agreement shall not affect the remaining portions of this Security Agreement.  If any one or more of the phrases, sentences, clauses, paragraphs, or sections contained in this Security Agreement are invalid, or operate to render this Security Agreement invalid, then this Security Agreement shall be construed as if the invalid phrase or phrases, sentence or sentences, clause or clauses, paragraph or paragraphs, or section or sections had not been inserted.

L.                      Satisfaction of Obligations.  Upon the full and final satisfaction of all of the Obligations and in the absence of a Default, as determined by Rogers, this Security Agreement and all of the other Loan Documents shall terminate and shall be declared null and void as of the date all of the Obligations are fully and finally satisfied.  At that time, Rogers shall release her lien on the Collateral and shall deliver to LEI at LEI’s expense, the Collateral remaining in her possession that has not been sold or otherwise applied pursuant to this Security Agreement.  Rogers shall also provide any other termination statements reasonably required by LEI, also at its expense.

M.                      Governing Law.  The substantive laws of the State of Texas govern the validity, construction, enforcement, and interpretation of this Security Agreement without regard to any conflict of laws provisions.  All Parties agree that venue for any action under this Security Agreement is proper in Montgomery County, Texas.

N.                      Controlling Document.  To the extent that this Security Agreement conflicts with or is in any way incompatible with any of the other Loan Documents or any other loan document or instrument concerning the Obligations that involves any loan of funds by Rogers to LEI, this Security Agreement shall control over any other document, and if this Security Agreement does not address an issue, then each other loan document executed by Rogers shall control to the extent that it deals most specifically with an issue.

O.                      Incorporation of Other Documents.  The Parties agree that the Loan Documents are all incorporated by reference in this Security Agreement for all purposes as if fully set forth at length.

The parties have executed this instrument to be effective as of August 13, 2013.

Security Agreement
Rogers-Lucas Energy Loan/August 13, 2013

Maker:

Lucas Energy, Inc.

By:   /s/ Anthony C. Schnur
         Anthony C. Schnur, Chief Executive Officer

Date of Signature: August 9, 2013

Secured Party:

/s/ Louise H. Rogers
Louise H. Rogers, as her Separate Property

Date of Signature: August 12, 2013

Security Agreement
Rogers-Lucas Energy Loan/August 13, 2013